PURCHASE AND SUPPLY AGREEMENT

This Purchase and Supply Agreement is entered into on the 31st day of August , 2010 (the "Effective Date") by and between Pro Fit Optix Inc., a Wyoming corporation having a business address of 512 East Dallas Road, Suite 200, Grapevine, Texas 76051 ("PFO") and Hong Kong Optical Lens Co., a Hong Kong Corporation, having a business address of 11/F., Flat 01, Kwong Sang, Hong Centre, 151 Hoi Bun Road, Kwun Tong, Kowloon ("Hong Kong Optical").

BACKGROUND

1. PFO is a provider of ophthalmic prescription lenses to various Distributors.

2. Hong Kong Optical is a manufacturer of ophthalmic lenses and has processes and technology necessary to manufacture and sell finished ophthalmic lenses conforming to prescriptions supplied by PFO or its Distributor.

3. PFO and Hong Kong Optical wish to enter into a supply agreement whereby Hong Kong Optical will guarantee the supply of finished ophthalmic lenses conforming to prescriptions supplied by PFO.

In consideration of the mutual covenants and obligations set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.0 **DEFINITIONS**

1.1 "Agreement" means this Purchase and Supply Agreement, together with all Schedules hereto, as the same many be hereafter amended, modified, or supplemented from time to time by mutual agreement of the Parties

1.2 ."Customer" means any company, including any insurance company, with who PFO contracts to provide Products .

1.3 "Distributor" means PFO's distributor, I-Care Optical, 5537 Sheldon Road, #A, Tampa, Florida 33615-3167 and any other entity PFO shall identify in writing by name, address, phone number, and email address as a Distributor during the term of this Agreement.

1.4 "Frames" mean "any of the ophthalmic lens frames specified in Schedule A or individual patient's frames supplied by PFO.

1.5 "Lenses" mean "individual finished ophthalmic lenses conforming to prescriptions supplied by Hong Kong Optical."

1.6 "Orders" mean an electronic order containing all applicable and necessary information pertaining to Lenses, Frames, the prescription, Distributor, and any special requirements which PFO provides to Hong Kong Optical through its on-line ordering system. Any order

not complete when received, is not an Order under this Agreement until all required information in Schedule B has been provided by PFO.

1.7"Parties" shall mean Hong Kong Optical and PFO.

1.8 "Products" shall mean "Lenses mounted in Frames in accordance with an Order submitted by PFO or its Distributor."

1.9 "Term" shall mean the period during which this Agreement is in effect, as set forth in Section 11 of this Agreement.

1.10 "Warranty Period" means "the period of 7 days, commencing on the date each Product is delivered to PFO or its distributor(s).

2.0 PRODUCT REQUIREMENTS

2.1 Lenses.

2.1.1. All Lenses sold and purchased under this Agreement will conform to American National Standards for Ophthalmic Recommendation for Prescription Ophthalmic, ANSI Z80.1-2005, or latest edition thereof, and the Federal Drug Administration (FDA) regulations for impact resistance.

2.1.2. All Lenses sold and purchased under this Agreement will be free of manufacturing defects and conform to the prescription as received in Orders submitted by PFO.

2.1.3 All Lenses sold and purchased under this Agreement will conform to the specifications in Schedule B.

2.1.4. Lenses are custom goods.

3.0 ORDERS.

3.1 All Orders placed by PFO to Hong Kong Optical will be placed electronically through PFO's website to Hong Kong Optical's online ordering system. No orders will be accepted by telephone or facsimile unless agreed beforehand by Hong Kong Optical.

3.2 Hong Kong Optical will have a live person available to answer calls Monday through Friday between the hours of 6 a.m. to 11 a.m. E.S.T USA

4.0 SUPPLY COMMITMENTS.

4.1 Hong Kong Optical commits to supply Products conforming to Orders submitted by PFO at least at the level of 5K Products per month.

4.2 PFO will have the right to perform an on-site inspection of Hong Kong Optical's manufacturing facility and to examine financial records relating to invoices to PFO during normal business hours on reasonable notice.

5.0 DELIVERY.

5.1 Hong Kong Optical will manufacture and deliver every Product for which it has received an Order to Distributor within 7 business days following receipt of the Order. The failure of Hong Kong Optical to manufacture and deliver at least ninety percent of all Orders submitted in any sixty-day period to Distributor within 7 business days following receipt of a complete Order will be considered a material breach of this Agreement.

5.2 Hong Kong Optical will ship all Orders to Distributor by two-day air freight. Risk of loss or damage to the Products shall pass to Distributor upon delivery of the Products to Distributor.

5.3 PFO will insure all Products at its expense. If any Product is lost or damaged in shipment to PFO or the Distributor, Hong Kong Optical will replace the Product at additional charge.

5.4 At PFO's or Distributor's request, Hong Kong Optical will ship emergency orders by expedited means at PFO's expense.

6.0 RETURNS, REPLACEMENTS, CANCELLATIONS.

6.1 Within 14 days after delivery to Distributor, PFO will inspect the Product and provide written notice to Hong Kong Optical of any Products that were damaged or failed to conform to the Order or specifications in Schedule C. Upon receiving authorization and shipping instructions from Hong Kong Optical, PFO will return rejected Products, transportation charges prepaid, for inspection by Hong Kong Optical and for replacement, if the rejection is confirmed as valid by Hong Kong Optical. Without waiving any warranty obligations of Hong Kong Optical, PFO will be deemed to have irrevocably accepted any Products with respect to which PFO has failed to give Hong Kong Optical written notice of rejection by electronic means within 14 -days following delivery. Hong Kong Optical may charge PFO any costs resulting from the testing, handling, and disposition of any Products returned by PFO that are not found by Hong Kong Optical to be non-conforming, provided Hong Kong Optical has performed reasonable inspections or tests to so determine, and Hong Kong Optical has shared the results of such inspections or tests with PFO. All returned Products must be accompanied by the original order number, original invoice, or copy of the invoice.

6.2 Upon receipt of notification that any Products were damaged or fail to conform to the Order or specifications in Schedule C, Hong Kong Optical will remanufacture the Product on an expedited basis and will deliver a replacement Product to Distributor within 7 days following notification of non-conformance.

6.3 PFO or Distributor may cancel any Order, at any time, provided, however, that PFO will be responsible for the cost of any lenses that have been placed into the manufacturing process.

7.0 PRICES, BILLING, PAYMENT.

7.1 The prices for Products sold to PFO during the Term of this Agreement are described in Schedule A. Hong Kong Optical may increase prices on any Products at anytime following 90 days written notice to PFO.

7.2 Hong Kong Optical will submit consolidated invoices to PFO for all Products shipped to Distributor, in an industry standard format within 30 days following the end of a calendar month for an Order filled during the preceding calendar month.

7.3 PFO will pay Hong Kong Optical in full for all Products delivered under this Agreement in accordance with the prices set forth in Schedule A. Each invoice will make adjustments for any rejected during the preceding calendar month.

7.4 All payments made by PFO will be in U.S. Dollars within thirty days following receipt of an invoice. Prices are exclusive of taxes now or existing or hereafter imposed, including but not limited, to any excise or sales tax. Any such taxes (except taxes for which Hong Kong Optical is legally obligated to pay) shall be added to the price charged for Products and included in any consolidated invoices. PFO certifies that all Products manufactured and delivered under this Agreement are purchased for resale, either in the form as purchased or as a part of articles to be made for resale.

7.4 Each shipment of Products shall constitute an independent transaction, and PFO shall pay for same in accordance with these payment terms.

7.5 Ownership and risk of loss or damage to the Products shall pass to PFO, upon delivery of the Products to Distributor.

7.6 PFO may request Hong Kong Optical provide related services, such as testing and quality assurance services. The terms and conditions for such services shall be negotiated in good faith between the Parties under a separate agreement.

8.0 WARRANTIES AND LIMITATIONS ON LIABILITY.

8.1 Hong Kong Optical warrants that during the Warranty Period any Product delivered under this Agreement will be free from defects in material and workmanship, shall conform to prescription and the specifications in Schedule C, and will be free and clear or all liens, and encumbrances. This warranty will not apply to any defect caused by mishandling, misuse, neglect, or improper testing or repair attributable to PFO, Distributor, or any of PFO's customers or patients. This warranty extends to PFO and its customers. Notice of any non-conforming or defective Product must be given to Hong Kong Optical during the Warranty Period.

8.2 Any Product that does not conform to the above warranty may be returned to Hong Kong Optical Hong Kong Optical shall either (i) credit to PFO the price of such Product, or (ii) replace such Product as provided in paragraph 6.1, at PFO's election. All reasonable transportation and expenses arising from shipping the non-conforming Product to, and the replacement of the Product from the shipping location shall be paid by Hong Kong Optical. However, if a Product returned to Hong Kong Optical for replacement or credit proves, after reasonable inspection and

testing by Hong Kong Optical, to not be defective or non-conforming, PFO will reimburse Hong Kong Optical for (i) all transportation expenses incurred by Hong Kong Optical in connection with the shipment of such Product to Hong Kong Optical and its return to Hong Kong Optical, and (ii) all the costs associated with inspection and testing.

8.3 THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON HONG KONG OPTICAL'S PART (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT). HONG KONG OPTICAL SHALL IN NO EVENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF USE OR COST OF LABOR BY REASON OF THE FACT THAT PRODUCTS SHALL HAVE BEEN DEFECTIVE, NON-CONFORMING OR OTHERWISE NOT IN CONFORMITY WITH THIS SECTION.

8.4 Hong Kong Optical will not be liable for any delay or failure in delivery to Distributor due to accident, strike, flood, fire, embargo, war, terrorist attacker, or unforeseeable governmental rules, acts, orders, restrictions, regulations or for any other act beyond its control.

9.0 CONFIDENTIALITY AND NON-SOLICITATION

9.1 The Parties will not disclose the prices, delivery, payment terms, Distributor, Customer or any patient information provided by PFO in any Order submitted hereunder to any third party, except upon prior written consent of the other party or except as required by law.

9.2 The Parties will execute the attached Business Associate Agreement (Schedule C). The Parties agree to further amended this Agreement as necessary to incorporate applicable requirements of 45 C.F.R. § 164.504(c)(1) of the final "Standards fo Privacy of Individually Identifiable Health Information" and 45 C.F.R. —§ 142.308(s)(2) ("Chain of Trust Agreement") of the proposed "Security and Electronic Signatures Standards" (or equivalent provision in the yet-to-be published final security and electronic signature standards) and to comply with any other HIPPA regulations as may be required from time to time.

9.3 During the Term and for a period of two years following the termination or expiration of this Agreement, Hong Kong will not directly or indirectly solicit the business of, accept orders from, or enter into any agreement with any PFO Distributor or Customer to supply, manufacture or distribute eyeglass products. The foregoing restriction does not apply to any Customer or Distributor with whom Hong Kong Optical has an existing business relationship as of the Effective Date, provided that Hong Kong Optical does not see to expand the scope of any preexisting services provided to such Customer or Distributor during the two– year period.

10.0 INDEMNIFICATION

10.1 PFO, for itself and its employees, agents and contractors, hereby agrees to indemnify, defend, and hold harmless Hong Kong Optical, its shareholders, officers, directors, employees

and agents from any and all claims, demands, damages, actions, causes of action, liabilities, fines, penalties, costs or expenses (including, without limitations, court costs, costs of suit and professional fees) made against Hong Kong Optical arising out of or related to: (i) the use or misuse by PFO or Distributor of Products sold or delivered by Hong Kong Optical to PFO or Distributor; (ii) PFO's performance or non-performance of any of PFO's obligations under any contract obligations to third parties; (iii) PFO's alleged negligence; and (iv) PFO's alleged violation of any federal, state, or local law, provided that (i) Hong Kong Optical promptly notifies PFO of any such claim; (ii) PFO has sole control of the settlement and defense of any claim or action against Hong Kong Optical; and (iii) Hong Kong Optical cooperates with PFO at PFO's expense, in every reasonable way to facilitate such defense.

10.2 Without waiving any other disclaimers or waiver of liability or warranty otherwise provided herein, Hong Kong Optical shall indemnify, defend, and hold harmless PFO, its shareholders, officers, directors, employees and agents from any and all claims, demands, damages, actions, causes of action, liabilities, fines, penalties, costs or expenses (including, without limitations, court costs, costs of suit and professional fees) made against PFO, arising out of or related to (i) any design or manufacturing defect in any Product delivered by Hong Kong Optical, or (ii) any claim that any Product supplied under this Agreement infringes an patent, trademark, copyright, trade secret, or other intellectual-property right, provided (i) that PFO promptly notifies Hong Kong Optical of any such claim; (ii) Hong Kong Optical has sole control of the settlement and defense of any claim or action against PFO; and (iii) PFO cooperates with Hong Kong Optical at Hong Kong Optical's expense in every reasonable way to facilitate such defense.

11.0 TERM AND TERMINATION.

11.1 The term of this Agreement shall begin on the Effective Date, and unless previously terminated as herein after set forth, shall remain in force for an initial period of 36 months.

11.2 Either Party, upon written notice to the other, and in addition to its rights and remedies provided under this Agreement and at law, may terminate this Agreement if:

11.2.1 The other Party breaches any material provision in this Agreement and the breaching party fails to cure such material breach within thirty days following written notice;

11.2.2 The other Party becomes the subject of any voluntary or involuntary proceeding under the applicable national, federal, or state bankruptcy or insolvency laws and such proceeding is not terminated within sixty (60) days of its commencement.

11.3 Upon the expiration or termination of this Agreement the terminating Party shall have the right to pursue all available remedies at law or in equity that it may elect. Termination will not release either party from any obligations accruing before termination.

12.0 DISPUTE RESOLUTION.

12.1 The Parties agree that other than the right to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a mediator or arbitrator (and only to that extent), any dispute

between PFO and Distributor under this Agreement or involving its interpretations or obligations shall be determined by mediation and, if necessary, by arbitration as follows:

12.1.1. In the event of any dispute arising out of this Agreement, as a condition to commencing arbitration, the aggrieved party shall give the other written notice of the matters considered to be in dispute and if the dispute is not settled within ten (10) business days of the receipt of such notice by the other party, then the dispute shall be submitted to mediation in New York, New York unless the Parties agree otherwise. Costs of mediation shall be borne equally by the Parties. Mediation of the dispute shall be completed within fifteen (15) days of its commencement unless the Parties extend the time by mutual Agreement, or unless the mediator declares the Parties to be at an impasse. In the event of an impasse or completion of the mediation without resolution of the dispute, the aggrieved party may initiate arbitration as provided in subparagraph 12.3.

12.1.2. Any questions or disputes (including disputes as to any amounts owed) that have first been submitted to mediation in accordance with the procedure in subparagraph 12.2 shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator agreed upon by the Parties or selected by the American Arbitration Association. Judgment on the award in any such arbitration may be entered in any court of competent jurisdiction. Any such arbitration shall be held in New York, New York unless the Parties agree otherwise. The Arbitrator is empowered, in his or her discretion, to award the prevailing party its reasonable attorney's fees.

13.0 GENERAL PROVISIONS.

13.1 This Agreement may not be assigned by either Party, nor any of such Party's rights or obligations hereunder, to any third party including without limitation through a U.S. Bankruptcy Code Chapter 11 reorganization, without prior written consent of the other Party.

13.2 All legal notices provided for in connection with this Agreement shall be given in writing and shall be effective (i) upon receipt, when served by personal delivery; or (ii) on the third day following the date of transmittal when transmitted by express mail (e.g., Federal-Express, UPS); or (iv) on the 7th day following the date of mailing when sent by registered airmail of the sender's country with postage prepaid, addressed to the Party as follows, or to a changed address as the Party shall have specified by prior written notice:

ST: Hong Kong Optical

____

____

Attention: ______________

Pr Fit Optix Inc..
512 East Dallas Road, Suite 200
Grapevine, Texas 76051
Attention: President

13.3 The waiver by either Party of the remedy for the other Party's breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.

13.4 If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

13.5 No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by the respective authorized representative of each Party.

13.6 This Agreement shall be interpreted, construed and enforced in accordance with the laws of the United States of America, and, where applicable, the laws of the State of Texas without respect to its conflict of law provisions.

13.7 In giving effect to this Agreement, no Party shall be or be deemed to be an agent or employee of another Party for any purpose, and that their relationship to each other shall be that of independent contractors. Nothing in this Agreement shall constitute a partnership or a joint venture between the Parties. No Party shall have the right to enter into contracts or pledge the credit of or incur expenses or liability on behalf of the other Party.

13.8 This Agreement constitutes the entire agreement between the Parties and supersedes all prior proposal(s) and discussions relative to the subject matter of this Agreement, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter other than as expressly provided herein. The terms and conditions contained herein and the mutually agreed upon appendices attached hereto constitute the entire agreement between the Parties and shall supersede all previous communications either oral or written between the Parties with respect to the subject matter hereof. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.

Hong Kong Optical	PFO Optix Inc.
By: ______________________ (Signature)	By: ______________________ (Signature)
Printed Name: EDDIE SO	Printed Name: RUDOLF SUTER
Title: MANAGING DIRECTOR	Title: PRESIDENT
Date: 22-9-2011	Date: 22.09.11

2640931.2

SCHEDULE A

Price List

See attachment on pricing for Frames :

- **Frames offered**
- **Initial 36 SKU's selected**

See attachment on Lens & Lab Options and Terms

SCHEDULE B

Specifications / Warranty Terms

1. *Products.*

1.1. *Lenses.*

1.1.1. All lenses sold and purchased under this Agreement shall conform to American National Standards for Ophthalmic Recommendation for Prescription Ophthalmic Lenses, ANSI Z80.1-2010, or latest edition thereof, and the Federal Drug Administration (FDA) regulations for impact resistance 21 CFR 801.410 and will have the appropriate certificates and documents required by US customs.

1.1.2. All lenses sold and purchased under this Agreement shall be free of manufacturer defects and in conformance with the prescription, as ordered.

1.1.3. For all lenses sold and purchased under this Agreement, Seller (PFO) will extend to Purchaser (PFO) , as applicable, the standard lens warranties of the lens manufacturers.

1.1.4. *Doctor's Error.* Where an original prescription was ordered incorrectly by Purchaser's Provider, Seller will remake prescription with Purchaser's approval. Purchaser is responsible for the cost of the replacement lenses.

1.1.5. *Non-Adaptation Warranty.* Where an original prescription is for a Progressive Addition Lens, Seller will honor the lens manufacturer patient non-adapt warranties. For lenses with no lens manufacturer non-adapt warranty, Seller offers Purchaser, from the date of original delivery, a sixty (60) day patient adaptation warranty for all Progressive Addition Lenses ("Non-Adaptation Warranty"). Seller's obligations under the Non-Adaptation Warranty are limited to replacement of the lenses with conventional lenses into the original frame at no cost to Purchaser or Member. Seller will not refund any fees or costs associated with the original progressive lenses. To qualify, the original lenses must be returned along with a copy of the original invoice.

1.1.6. *Scratch Warranty.* All factory scratch-coated lenses are warranted by the lens manufacturer to be free from scratches due to normal use for up to one year from the original delivery date of the original order ("Scratch Warranty"). Seller extends this warranty to Purchaser and Members. Seller's obligations under the Scratch Warranty are limited to a one-time replacement of lenses within the year from the date of original delivery. The replacement lenses are limited to the same prescription in identical form (same prescription into original frame) at no cost to Purchaser or Member. A maximum of one replacement per Rx order is allowed. Scratches due to patient misuse or abuse are not covered. Seller has the ultimate authority to determine "patient misuse and abuse

1.1.7. *Anti-Reflective (AR) Coat Warranty.* For one year from original delivery, Seller warrants anti-reflective coated lenses to be free from defects such as crazing and peeling ("AR Warranty"). Seller's obligations under the AR Warranty are limited to stripping and recoating where possible, or the replacement of lenses with same prescription into original frame at no cost to Purchaser or Member. Lenses that Seller did not make will be coated at customers' risk.

SCHEDULE C

Volume Discounts

Pro Fit Optix will qualify for **Volume Rebates** based on total dollar purchases from Hong Kong Optical over a 12 month period from the "Effective Date" of the Agreement. The rebate will be determined based on the attainment of the following totals:

Purchases of $500K to $1M	**= 1% additional rebate earned on total purchases**
Purchases of $1.01M - $1.5M	**= 2% " " " " " "**
Purchases over $1.5 +	**= 3% " " " " " "**

This Volume incentive program will be available to Pro Fit for each 12 month period that the Agreement is effect.